UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2006
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Exhibit Index
Ex-99.1 Form of Incentive Stock Option Agreement under 2002 Incentive and Stock Plan
Press Release dated August 7, 2006

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b)      On August 1, 2006, Israel M. Stein, M.D. (“Dr. Stein”) notified Clinical Data, Inc. (the “Company”) of his resignation as a director and as the Company’s Executive Vice Chairman, Treasurer, Acting Chief Financial Officer, and Principal Accounting Officer, effective as of the close of business on August 30, 2006. Effective as of that date, Dr. Stein will also resign from all other positions he currently holds at the Company’s subsidiaries.
(c)      On August 7, 2006, the Company issued a press release announcing that C. Evan Ballantyne is joining the Company as Senior Vice President and Chief Financial Officer effective immediately. Mr. Ballantyne will receive a salary of $220,000 per year and will be eligible for an annual bonus of up to 30% of his base salary. Mr. Ballantyne will be entitled to severance benefits equal to six (6) months of his salary if he is terminated other than for cause. Mr. Ballantyne will also receive an award of options to purchase 50,000 shares of the Company’s common stock under the Company’s 2002 Incentive and Stock Plan. The options are exercisable at an exercise price per share of $12.98, which is equal to the fair market value of the Company’s common stock on the date of grant. The options have a 10-year term and are subject to earlier termination upon the occurrence of certain events related to termination of employment. Additionally, all options vest as to one-third (1/3) of the total grant on each of the first, second, and third anniversaries of the date of grant (for a three-year vesting term), and all options become immediately exercisable upon a change of control of the Company and the period for exercise following a termination of employment will be extended to twelve (12) months from the date of such termination.
Mr. Ballantyne was most recently Senior Vice President and Chief Financial Officer of ZymeQuest, Inc., a medical technology company based in Beverly, Massachusetts, and previously was the Chief Financial Officer of Knowledge Impact, of Wayland, Massachusetts. Earlier, Mr. Ballantyne was a vice president and chief operating officer for ACNielsen Corporation and held the chief financial officer position as well for 2 years. There, he was responsible for all aspects of operations, strategic planning and finance in more than 45 countries for a corporation with 9,700 employees and annual revenue exceeding $650 million. At ACNielsen, he drove productivity gains and cost savings activities totaling $27.5 million while holding expenses flat with the prior year and helped develop new revenue opportunities while implementing a cross-border sales tracking system. He also helped lead the company’s successful ISO certification in three countries. Mr. Ballantyne also held an audit position for Dun & Bradstreet, earned a B.A. from the University of Western Ontario, and took a post-graduate degree in Business Administration with Honors from the University of Windsor.
The foregoing description of the Incentive Stock Option Agreement is qualified in its entirety by reference to the form of Incentive Stock Option Agreement filed as Exhibit 99.1 which is incorporated herein by reference. A copy of Mr. Ballantyne’s offer of employment letter describing the terms herein will be filed with the Company’s next required periodic filing.
The Company will enter into an Indemnification Agreement with Mr. Ballantyne whereby the Company agrees to indemnify Mr. Ballantyne with respect to any expenses, judgments, fines, penalties, and amounts paid in settlement in connection with any claim, pending or completed action, suit or proceeding, or any inquiry or investigation, related to any actions taken by Mr.

Ballantyne related to his service as an officer of the Company. The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the form Indemnification Agreement previously filed as Exhibit 99.2 on a Current Report Form 8-K on July 11, 2005 which Exhibit is incorporated herein by reference.
The press release issued by the Company on August 7, 2006 is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

99.1	Form of Incentive Stock Option Agreement under 2002 Incentive and Stock Plan.

99.2	Press release dated August 7, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: August 7, 2006

Exhibit Index

99.1	Form of Incentive Stock Option Agreement under 2002 Incentive and Stock Plan.

99.2	Press release dated August 7, 2006.